NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC.
AT THE COMPANY: William P. Hales, President & CEO (443) 367-5500 Tel. (410) 997-7812 Fax	9033 Red Branch Road, Columbia, MD 21045

FOR IMMEDIATE RELEASE May 17, 2004	OTC: HMGN.OB

HEMAGEN REPORTS IMPROVED SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported improved operating results for the second fiscal quarter and six-months ended March 31, 2004 as compared to the prior year. For the three-month period ended March 31, 2004, the net loss was $386,000 or ($0.04) per share, compared to a net loss of $447,000 or ($0.04) per share for the period ended March 31, 2003. For the six-month period ended March 31, 2004, the net loss was $960,000 or ($0.10) per share as compared to a loss of $843,000 or ($0.08) per share for the same period ended March 31, 2003.

After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net income for the quarter ended March 31, 2004 was $173,000 compared to a net loss of $47,000 for the quarter ended March 31, 2003. The net income after adjusting for non-cash charges including depreciation, amortization, and non-cash interest was $105,000 for the six months ended March 31, 2004 as compared to a net loss of $62,000 for the six months ended March 31, 2003.

Revenues for the quarter ended March 31, 2004 were $2,003,000 as compared to revenues of $2,047,000 for the quarter ended March 31, 2004, a decrease of $44,000 or 2%. This decrease is primarily attributed to reduced sales of the Company’s Virgo autoimmune and infectious disease product line offset by increases experienced with the Company’s Raichem division, Analyst product line and 51% owned Brazilian subsidiary. Revenues for the six-month period ended March 31, 2004 were $3,653,000 as compared to revenues of $4,032,000 for the six-month period ended March 31, 2003, a decrease of $379,000 or 9%. This decrease was mainly due to: o A decrease in sales of our Virgo® Autoimmune and Infectious Disease product line of approximately $339,000 resulting from approximately $150,000 of lower sales from the loss of a contract with a major reference lab, $97,000 of lower sales to foreign distributors, and $85,000 of lower sales to domestic reference labs resulting from consolidation within the reference lab market. o A decrease in sales of our Analyst Clinical Chemistry Analyzer product line of $129,000, mainly related to a reduction in our human market sales. o A decrease in sales at our Raichem division of $82,000 mainly related to lower sales to an OEM customer. o These decreases were offset by $201,000 of increased sales at our 51% owned Brazilian subsidiary.

Gross Margins increased 9% to 40% in the quarter ended March 31, 2004 as compared to 31% for the quarter ended March 31, 2003. Gross margins increased 5% to 37% in the six-month period ended March 31, 2004 as compared to 32% for the six-month period ended March 31, 2003.

At March 31, 2004, Hemagen had working capital of $3,957,000 and a current ratio of 4.2 to 1.0, compared to working capital of $3,436,000 and a current ratio of 3.2 to 1.0, at March 31, 2003. Hemagen had $744,000 of cash on hand at March 31, 2004, as compared to cash on hand of $459,000 at March 31, 2003, an increase of $285,000.

Subsequent to the quarter end, on April 17, 2004 the Company’s outstanding Senior Subordinated Secured Convertible Notes became current liabilities since they mature on April 17, 2005, within one year. If these Notes had been recorded as current liabilities at March 31, 2004, working capital would have been $90,000 and the current ratio would have been 1.0 to 1.0. The Company is currently evaluating restructuring the Notes.

William P. Hales, President and CEO, said, “We are pleased with the improvement in our gross margins and the improvement in our operating income for both the quarter and six-months ended March 31, 2004. These improvements are a direct result of facilities management and cost reduction initiatives. We remain committed to our number one goal of increasing shareholder value and positioning the company for sustained profitability. We remain focused on increasing core sales, pursuing profitable growth opportunities, and restructuring our Notes in the near term.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Revenues	$ 2,003,000	$ 2,047,000	$ 3,653,000	$ 4,032,000
Costs and Expenses:
Cost of Product sales	1,204,000	1,419,000	2,315,000	2,755,000
Research and development	62,000	57,000	110,000	109,000
Selling, general and administrative	596,000	679,000	1,170,000	1,339,000

Operating Income (Loss)	139,000	(108,000)	56,000	(171,000)

Other expenses, net	(506,000)	(339,000)	(997,000)	(672,000)

Net loss before income taxes	$ (367,000)	$ (447,000)	$ (941,000)	$ (843,000)

Income tax expense	(19,000)	--	(19,000)	--

Net loss	$ (386,000)	($ 447,000)	($ 960,000)	($ 843,000)

Net loss per share-Basic and Diluted	($ 0.04)	($ 0.04)	($ 0.10)	($ 0.08)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREE
AND SIX-MONTH PERIODS ENDED MARCH 31, 2004 (UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Net loss	($386,000)	($447,000)	($960,000)	($843,000)
Adjusted for:
Depreciation and Amortization	155,000	169,000	311,000	338,000
Non-cash amortization of debt
discount	404,000	231,000	754,000	429,000
Other non-cash charges	--	--	14,000

Net Income (Loss) before non-cash charges
	173,000	($ 47,000)	105,000	($ 62,000)

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Homage’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Homage’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.